                           PURCHASE AND SALE AGREEMENT

                                 By And Between

                           EL PASO PRODUCTION COMPANY

                                       and

                                   NORIC, L.P.

                                    AS SELLER

                                       and

                            CHESAPEAKE EP CORPORATION

                                    AS BUYER

                                PROPERTY PACKAGE

                 Mid Continent / Weatherford / Oklahoma & Texas

                                TABLE OF CONTENTS

                                                                       PAGE

1. SALE AND PURCHASE OF THE ASSETS...................................     1
     1.1 Acquired Assets.............................................     1
     1.2 Excluded Assets.............................................     2
     1.3 Assumed Liabilities.........................................     2
2. PURCHASE PRICE....................................................     3
     2.1 Purchase Price..............................................     3
     2.2 Adjustments to the Base Purchase Price......................     3
     2.3 Allocation..................................................     5
     2.4 Allocation For Tax Purposes.................................     5
3. CLOSING...........................................................     5
     3.1 Closing.....................................................     5
     3.2 Delivery by Seller..........................................     5
     3.3 Delivery by Buyer...........................................     6
     3.4 Further Cooperation.........................................     6
4. ACCOUNTING ADJUSTMENTS............................................     6
     4.2 Strapping and Gauging.......................................     6
     4.4 Post-Closing Adjustments....................................     7
     4.5 Suspended Funds.............................................     8
     4.6 Audit Adjustments...........................................     8
     4.7 Tax Refunds.................................................     8
     4.8 Cooperation.................................................     8
5. DUE DILIGENCE; TITLE MATTERS......................................     8
     5.1 General Access..............................................     8
     5.2 Seller's Title..............................................     9
     5.3 Good and Marketable Title...................................     9
7. REPRESENTATIONS AND WARRANTIES OF SELLER..........................    12
     7.1 Seller's Representations and Warranties.....................    12
     7.2 Scope of Representations of Seller..........................    13
8. REPRESENTATIONS AND WARRANTIES OF BUYER...........................    14
     8.1 Buyer's Representations and Warranties......................    14
9. CERTAIN AGREEMENTS OF SELLER......................................    15
     9.1 Maintenance of Assets.......................................    15
     9.2 Consents....................................................    17
     9.3 Preferential Rights.........................................    17
     9.4 Hart-Scott-Rodino...........................................    18

     9.5   Records and Contracts.....................................    18
10. CERTAIN AGREEMENTS OF BUYER......................................    18
     10.1  Plugging Obligation.......................................    18
     10.2  Plugging Bond.............................................    18
     10.3  Seller's Logos............................................    18
     10.5  Like-Kind Exchanges.......................................    18
11. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.....................    19
     11.1  No Litigation.............................................    19
     11.2  Representations and Warranties............................    19
12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................    19
     12.1  No Litigation.............................................    19
     12.2  Representations and Warranties............................    19
13. TERMINATION......................................................    19
     13.1  Causes of Termination.....................................    19
     13.2  Effect of Termination.....................................    20
14. INDEMNIFICATION..................................................    20
     14.1  Indemnification By Seller.................................    20
     14.2  Indemnification By Buyer..................................    22
     14.3  Physical Inspection.......................................    23
     14.4  Notification..............................................    23
15. MISCELLANEOUS....................................................    24
     15.1  Casualty Loss.............................................    24
     15.2  Confidentiality...........................................    24
     15.3  Competition...............................................    25
     15.4  Notice....................................................    25
     15.5  Press Releases and Public Announcements...................    26
     15.6  Personnel.................................................    26
     15.7  Compliance With Express Negligence Test...................    26
     15.8  Governing Law.............................................    26
     15.9  Exhibits..................................................    26
     15.10 Fees, Expenses, Taxes and Recording.......................    26
     15.11 Assignment................................................    27
     15.12 Entire Agreement..........................................    27
     15.13 Severability..............................................    27
     15.14 Captions..................................................    27
     15.15 Counterpart Execution.....................................    27
     15.16 Waiver of Certain Damages.................................    27
     15.17 Amendments and Waivers....................................    27

Exhibits:

1.1(A)-1    Leases
1.1(A)-2    Wells
1.1(C)      Contracts
1.1(D)      Related Assets
1.2         Excluded Assets
2.3         Allocation
3.2(A)      Forms of Assignments and Deeds
3.2(B)      Certification of Non-Foreign Status 3.2(B)i & 3.2(B)ii
7.1(D)      AFE's
7.1(F)      Litigation
7.1(I)      Tax Liability
15.6        Personnel

                             INDEX OF DEFINED TERMS



                 DEFINED TERM                                 SECTION                              PAGE
----------------------------------------------- ------------------------------------ ----------------------------------
Agreement                                                    Preamble                                1
----------------------------------------------- ------------------------------------ ----------------------------------
Allocated Value/Allocated Values                                2.3                                  5
----------------------------------------------- ------------------------------------ ----------------------------------
Assets                                                          1.1                                  1
----------------------------------------------- ------------------------------------ ----------------------------------
Assumed Liabilities                                             1.3                                  3
----------------------------------------------- ------------------------------------ ----------------------------------
Buyer                                                        Preamble                                1
----------------------------------------------- ------------------------------------ ----------------------------------
Buyer Group                                                    14.1                                 28
----------------------------------------------- ------------------------------------ ----------------------------------
Casualty                                                      15.1(A)                               32
----------------------------------------------- ------------------------------------ ----------------------------------
Casualty Loss                                                 15.1(B)                               32
----------------------------------------------- ------------------------------------ ----------------------------------
Closing                                                         3.1                                  5
----------------------------------------------- ------------------------------------ ----------------------------------
Closing Date                                                    3.1                                  5
----------------------------------------------- ------------------------------------ ----------------------------------
Code                                                            2.4                                  5
----------------------------------------------- ------------------------------------ ----------------------------------
Confidential Information                                      15.2(A)                               33
----------------------------------------------- ------------------------------------ ----------------------------------
Contracts                                                     1.1(C)                                 2
----------------------------------------------- ------------------------------------ ----------------------------------
Effective Time                                              2.2(A)(iii)                              3
----------------------------------------------- ------------------------------------ ----------------------------------
Excluded Assets                                                 1.2                                  2
----------------------------------------------- ------------------------------------ ----------------------------------
Excluded Records                                                9.5                                 26
----------------------------------------------- ------------------------------------ ----------------------------------
Deposit                                                         2.1                                  3
----------------------------------------------- ------------------------------------ ----------------------------------
HSR Act                                                         9.4                                 26
----------------------------------------------- ------------------------------------ ----------------------------------
Imbalance                                                     2.2(B)                                 4
----------------------------------------------- ------------------------------------ ----------------------------------
Interest                                                    2.2(A)(vii)                              3
----------------------------------------------- ------------------------------------ ----------------------------------
Leases                                                        1.1(A)                                 1
----------------------------------------------- ------------------------------------ ----------------------------------
Loss/Losses                                                   14.1(A)                               29
----------------------------------------------- ------------------------------------ ----------------------------------
NORM                                                        6.1 5.3(B)                              15
----------------------------------------------- ------------------------------------ ----------------------------------
Notice                                                        5.4(A)                                11
----------------------------------------------- ------------------------------------ ----------------------------------
Occurrence                                                    6.5(G)                                19
----------------------------------------------- ------------------------------------ ----------------------------------
Oil and Gas                                                   1.1(B)                                 1
----------------------------------------------- ------------------------------------ ----------------------------------



                 DEFINED TERM                                 SECTION                              PAGE
----------------------------------------------- ------------------------------------ ----------------------------------
Party/Parties                                                Preamble                                1
----------------------------------------------- ------------------------------------ ----------------------------------
Permitted Encumbrances                                      5.3(B)(ii)                              10
----------------------------------------------- ------------------------------------ ----------------------------------
Post-Closing Adjustment Statement                             4.4(A)                                 7
----------------------------------------------- ------------------------------------ ----------------------------------
Preferential Rights                                        9.3(A) 9.2(A)                            25
----------------------------------------------- ------------------------------------ ----------------------------------
Purchase Price                                                2.2 2.1                                3
----------------------------------------------- ------------------------------------ ----------------------------------
Records                                                       1.1(F)                                 2
----------------------------------------------- ------------------------------------ ----------------------------------
Related Assets                                                1.1(D)                                 2
----------------------------------------------- ------------------------------------ ----------------------------------
Seller                                                       Preamble                                1
----------------------------------------------- ------------------------------------ ----------------------------------
Seller Group                                                6.2(B) 5.4                              15
----------------------------------------------- ------------------------------------ ----------------------------------
Survival Period                                        14.1(D)(i) 14.1(D)(1)                        29
----------------------------------------------- ------------------------------------ ----------------------------------
Tax/Taxes                                                     7.1(I)                                21
----------------------------------------------- ------------------------------------ ----------------------------------
Threshold Amount                                            14.1(E)(iv)                             30
----------------------------------------------- ------------------------------------ ----------------------------------
Units                                                         1.1(A)                                 1
----------------------------------------------- ------------------------------------ ----------------------------------
Wells                                                         1.1(A)                                 1
----------------------------------------------- ------------------------------------ ----------------------------------

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is entered into this 21st day of February, 2003, by and between EL PASO PRODUCTION COMPANY, a Delaware corporation and NORIC, L.P. a Delaware limited partnership (collectively "Seller") and CHESAPEAKE EP CORPORATION, an Oklahoma corporation, ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

                                    RECITALS:

A. Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B. Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

                                   WITNESSETH:

     In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.   SALE AND PURCHASE OF THE ASSETS.

1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller all of Seller's or Seller's affiliate's right, title and interest in and to the following (collectively, the "Assets"):

     (A) (i) All of the mineral interests, leasehold interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, and contractual rights to production in and to the leases, subleases, assignments and other instruments described in
          Exhibit 1.1(A)-1 (collectively, "Leases"); (ii) those wells described in Exhibit 1.1(A)-2 (the "Wells"); (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases; (iv) any pooled or unitized acreage located in whole or in part within each Lease, including all Oil and Gas production from the pool or unit allocated to any such Lease and all interests in any wells within the unit or pool associated with such Lease (the "Units"), regardless of whether such unit or pool production comes from wells located within or without the Leases;

     (B) All of the oil and gas and associated hydrocarbons ("Oil and Gas") in and under or otherwise attributable that are covered by the Leases and the Units or produced from the Wells;

     (C) To the extent assignable and applicable to the Assets, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, as hereinafter defined, crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, gathering and compression agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and are appurtenant to the Leases including but not limited to those described on Exhibit 1.1(C) (collectively, the "Contracts");

     (D) All of the real, personal and mixed property and facilities located in or on the Leases used solely in the operation thereof which are owned by Seller, in whole or in part, including, without limitation, well equipment, vehicles, field offices, casing; tanks; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; fixtures; machinery and other equipment; pipelines; field processing equipment; inventory and all other improvements used in the operation thereof described on
          Exhibit 1.1(D) (the "Related Assets");

     (E) To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases or the use thereof; and

     (F) All of Seller's files, records and data relating to the items described in subsections (A), (B), (C), (D) and (E) above, including, without limitation, title records (title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party; (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; (iii) all accounting and Tax files, books, records, Tax returns and Tax work papers related to such items; and (iv) all of Seller's proprietary geophysical and seismic records, data and information (for which Seller agrees to grant Buyer a license on Seller's license form to the extent, in Seller's reasonable opinion, it is entitled to provide such a license without cost to Seller or liability to a third party) (collectively, the "Records").

1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein those items listed in Exhibit 1.2 (the "Excluded Assets").

1.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its affiliates, all of the liabilities and obligations of Seller and its affiliates, successors, assigns or representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued
                                                                               2
     or unaccrued, which relate, directly or indirectly, to the Assets, whether such liabilities and obligations accrue before, on or after the Effective Time (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such liabilities assumed by Buyer, the liabilities and obligations for which Seller indemnifies Buyer against pursuant to Section 14.1 and interest and penalties on suspense funds under
     Section 4.5, liabilities arising out of employment issues related to Seller's employees, liabilities arising out of Seller's shareholder matters, any hedging obligations burdening the production from the Assets and any matters subject to post-closing adjustments under Section 4.

2.   PURCHASE PRICE.

2.1 Purchase Price. The purchase price for the Assets is Five Hundred Million Dollars ($500,000,000.00) (the "Purchase Price"), subject to the adjustments provided for in this Agreement. The Purchase Price shall be paid as follows: Buyer shall pay to Seller a deposit ("Deposit") of five percent (5%) of the Purchase Price upon execution of this Agreement and shall pay the balance of the Purchase Price at Closing. The Deposit shall be refundable to Buyer in the event the contemplated sale of the Assets fails to close unless the failure to close is due to the default of Buyer.

2.2 Adjustments to the Purchase Price. For purposes of determining the Post-Closing Adjustments provided for in Section 4, appropriate adjustments to the Purchase Price shall be made as follows:

     (A) The Purchase Price shall be adjusted upward by:

         (i)   any amount determined to be due Seller pursuant to Section 4.2;

         (ii) Taxes paid by Seller attributable to the period after April 1, 2003 ("Effective Time") which are apportioned to Buyer pursuant to Section 4.3.

         (iii) an amount equal to the costs, expenses and other expenditures (whether capitalized or expensed) paid by Seller in accordance with this Agreement that are attributable to the Assets for the period from 9:00 a.m. (Central Time) on April 1, 2003 (the "Effective Time") to the Closing Date;

         (iv) all amounts owed to Seller by third parties with respect to any Imbalances existing at the Effective Time, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.50 per mcf for Well Imbalances and $3.00 per mcf for pipeline imbalances;

         (v) an amount equal to the amount of proceeds derived from the sale of Oil and Gas, actually received by Buyer and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time prior to the Effective Time.

         (vi) interest on the Base Purchase Price in an amount equal to the lesser of (A) the prime rate of Chase Manhattan Bank plus two percent (2%) or (B) the maximum legal rate (the "Interest"), with such Interest accruing from the scheduled Closing Date set forth in Section 3.1 until the actual Closing Date to the extent that the conditions set forth in Article 11 have been satisfied or waived and Buyer refuses or otherwise fails to proceed to Closing on or before the scheduled Closing Date set forth in Section 3.1, other than as a result of Seller's breach of this Agreement; and

         (vii) any other amount agreed upon in writing by Seller and Buyer.

    (B)  The Purchase Price shall be adjusted downward by:

         (i) an amount equal to the amount of proceeds derived from the sale of Oil and Gas, actually received by Seller and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time from and after the Effective Time;

         (ii) an amount equal to all expenditures, liabilities and costs (whether capitalized or expensed) relating to the Assets (other than Taxes related to the Assets) that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time;

         (iii) all amounts owed by Seller to third parties with respect to any Imbalances existing as of the Effective Time, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.50 per mcf for well imbalances and $3.00 per mcf for pipeline imbalances;

         (iv)  Exercised Preferential Rights as determined pursuant to Section
               9.3 and Casualty Losses as determined pursuant to Section 15.1;
               and

         (v)   Taxes attributable to the period beginning on the Closing
               Date and ending on the Effective Time which are apportioned to Seller pursuant to Section 4.3.

         (vi)  any other amount agreed upon in writing by Seller and Buyer.

         The term "Imbalance" means any Oil and Gas production and pipeline imbalance existing as of the Effective Time with respect to any of the Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of, in the case of production imbalances, Seller having taken and sold for Seller's account cumulative production which is greater or less than Seller's share in cumulative production.

    (C) Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time to the extent Seller has not received credit for such amounts from Buyer. To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit any such amounts to Seller.

2.3 Allocation. The Purchase Price shall be allocated to the Assets as set forth in Exhibit 2.3. Seller and Buyer covenant and agree that the values allocated to various portions of the Assets, which are set forth on Exhibit
     2.3 (singularly with respect to each item, the "Allocated Value" and collectively, the "Allocated Values"), shall be binding on Seller and Buyer and shall be used for the purposes of adjusting the Purchase Price pursuant to Sections 9.3 (relating to Preferential Rights) and 15.1 (relating to Casualty Losses) and is not intended as a measure of value for any other purpose.

2.4 Allocation For Tax Purposes. For the purpose of making the requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended, (the "Code") and the regulations thereunder, Seller and Buyer shall make a good faith effort, within one hundred-twenty (120) days following the Closing Date, to agree to allocate, the Purchase Price (as adjusted by Section 2.2) and all obligations assumed by Buyer pursuant to Section 1.3 among the Assets. Seller and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. Seller and Buyer agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section
     1060) proposed to be filed with the Internal Revenue Service by such Party or any affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service.

3.   CLOSING.

3.1 Closing. Subject to the conditions precedent set forth in Articles 11 and 12 and any termination pursuant to Article 13 or Section 15.1, the sale and purchase of the Assets ("Closing") shall be held on the later of March 12, 2003 or the first business day after Seller's receipt of releases of all mortgage and financing instruments burdening the Assets, provided that if such releases are not obtained by April 30, 2003, the Parties shall on that date close as to all Assets not burdened by such instruments and delay closing on the Assets burdened by such instruments for a time to be mutually agreed upon ("Closing Date"). The Closing will take place at the offices of Seller at Nine Greenway Plaza, Houston, Texas 77046.

3.2  Delivery by Seller. At Closing, Seller shall deliver to Buyer:

     (A) An Assignment and Bill of Sale or other appropriate conveyances substantially in the forms attached hereto as Exhibit 3.2(A), effecting the sale, transfer, conveyance and assignment of the Assets; and
                                                                               5

       (B) a Certification of Non-Foreign Status substantially in the form attached hereto as Exhibit 3.2(B)i and Exhibit 3.2(B)ii.

       (C)   Executed Letters in lieu of Transfer Orders.

       (D) Change of Operator Forms required to be filed with the Oklahoma Corporation Commission or Texas Railroad Commission.

3.3 Delivery by Buyer. At Closing, Buyer shall deliver to Seller per Seller's wiring instructions with separate payments to Noric and to El Paso Production Company (based upon the valuations set out on Exhibit 2.3) or Seller's designee the Purchase Price less the Deposit by wire transfer in immediately available funds.

3.4 Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.     ACCOUNTING ADJUSTMENTS.

4.1    Adjustments shall be made to the Purchase Price in accordance with
       Section 2.2.

4.2 Strapping and Gauging. Seller has caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time. Seller has caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Leases to be read as of such time. The Oil and Gas in such storage facilities above the pipeline connection or through the meters on the pipelines prior to the Effective Time shall belong to Seller, and the Oil and Gas placed in such storage facilities from and after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets.

4.3    Tax Matters.

4.3(A) Apportionment of Tax Liability. For purposes of this Agreement, "Tax" or
       "Taxes" shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such Taxes are assessed. With respect to the Assets, all Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time. Accordingly, for the purpose of apportioning the liability for Taxes and the resulting Purchase Price adjustment pursuant to Section 2, (i) Buyer shall be responsible for all Taxes related to the Assets that are attributable to the period of time after the Effective Time and (ii) Seller shall be responsible for all Taxes related to the Assets that are attributable to the period of time on or before the Effective Time.

4.3(B) Apportionment of Taxes/Purchase Price Adjustment. Based on the best current information available as of Post-Closing, the pro-ration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 2 and that pro-ration shall be deemed to be a final settlement between the Parties with respect to Taxes. Accordingly, after Post-Closing.

4.3(C) Tax Reports and Returns. For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets.

4.3(D) Sales Taxes. Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales of similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefore. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

4.4    Post-Closing Adjustments.

       (A) Seller shall prepare and deliver to Buyer not later than July 11, 2003 a statement of adjustments to the Purchase Price (the "Post-Closing Adjustment Statement") which shall be based on the actual income and expenses attributable to the Assets. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party's records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

       (B) On or before July 28, 2003, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Post-Closing Adjustment Statement. If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

       (C) If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item by August 15, 2003 any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

     (D) After the Post Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to final adjustments to the Purchase Price.

4.5 Suspended Funds. No later than June 30, 2003, Seller shall provide to Buyer a computer readable listing showing all proceeds from production attributable to the Leases which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds without deducting any receivables, provided that Buyer agrees to use its best efforts to recoup and remit to Seller such receivables out of proceeds attributable to such accounts receivable, if any, after recoupment of amounts such party may owe Buyer. BUYER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL THE SUSPENDED PROCEEDS, TO THE EXTENT TURNED OVER TO IT BY SELLER, TO THE PARTIES LAWFULLY ENTITLED TO THEM AND ANY CLAIMS RELATED THERETO EXCEPT FOR ANY STATUTORY INTEREST AND PENALTIES DUE THEREON WHICH SHALL BE SELLER'S RESPONSIBILITY, AND BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES AS DEFINED BELOW ARISING OUT OF OR RELATING TO THOSE SUSPENDED PROCEEDS.

4.6 Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable). Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

4.7 Tax Refunds. Refunds of Taxes paid or payable with respect to or attributable to the Assets shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows):
     (i) to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to Taxes with respect to any Tax year or portion thereof beginning from and after the Effective Time.

4.8 Cooperation. Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.4, 4.6 and 4.7 hereof.

5.   ACCESS TO ASSETS AND RECORDS.

5.1  General Access. Not later than March 3, 2003, Seller shall:

     (A) Give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Leases (to the extent same are Seller operated) and other Assets during regular office hours to assist Buyer's preparation to assume operations;

     (B) Make available to Buyer all other information with respect to the Assets as Buyer may from time to time reasonably request, unless Seller is prohibited therefrom by any agreement, contract, obligation or duty by which it is bound or by the necessity of any third party approval; provided that, if requested by Buyer, Seller shall use reasonable efforts to obtain the waiver of any such prohibition or the granting of any such approval.

5.2  Seller's Title.

     (A) The documents to be executed and delivered by Seller to Buyer transferring the Assets to Buyer shall be substantially in the form set forth in Exhibit 3.2(A). Such documents shall provide that for a period of two (2) years after the Effective Time, Seller shall warrant and defend the Assets unto Buyer against every person lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise. However, all of Seller's interests in the Assets are to be sold AS IS AND WHERE IS AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

     (B) Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the appointment of a successor operator.

     (C) After Closing, Seller shall use best efforts to cause its affiliates to provide documents necessary to vest title to the Assets into Buyer.

5.3 Encumbrances on Title to the Assets, Matters to which the Assets are Subject and Condition of the Assets.

     (A) Title and Matters to which the Assets are Subject. As of the date of execution of this Agreement and as of Closing Buyer accepts the Assets and Seller's title to the Assets "as is where is", without examination or inspection and subject to any and all encumbrances on Seller's title, whether such encumbrances are or are not of public record. In addition, Seller accepts the Assets subject to any and all agreements to which the Assets may be subject including but not limited to the following:

          (1) The terms and conditions of the Leases, including without limitation lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens;

          (2)  The division orders and sales contracts;

          (3)  Preferential Rights and required third party consents;

          (4) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's

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               and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

          (5) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein;

          (6) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

          (7) Except for hedging contracts that burden production from the Assets, all operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations, gas and crude oil sales and marketing agreements (including gathering, treating, processing, storage, transportation agreements) and all other agreements affecting the Assets whether or not they are of record in Seller's chain of title or are reflected or referenced in Seller's files;

          (8) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

          (9) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

          (10) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets;

     Notwithstanding the foregoing, at and as of Closing, Seller's title shall be free and clear of mortgage and financing encumbrances and undisputed vendor liens.

     (B)  Environmental Condition of the Assets.

          As of the date of execution of this Agreement and as of Closing Buyer accepts the Assets in their present environmental condition, "as is where is", without examination or inspection and subject to any and all adverse environmental conditions.

          Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The

          Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. Buyer shall assume the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer's investigation, if any. All responsibility and liability related to disposal, spills, waste or contamination on or below the Assets shall be transferred from Seller to Buyer.

          In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally occurring radioactive material ("NORM"). In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where they may be found, and that Buyer assumes all liability when such activities are performed.

5.4  Buyer's Activities on the Assets and on Seller's Premises Until Closing.

     Buyer waives and releases all claims against Seller, its parent and subsidiary companies, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the "Seller Group"), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer with respect to the Assets or the activities of Buyer or its employees, agents or contractors on the Assets or on Seller's premises. BUYER SHALL INDEMNIFY THE SELLER GROUP AGAINST AND HOLD EACH AND ALL OF SAID INDEMNITEES HARMLESS FROM ANY AND ALL LOSSES WHATSOEVER ARISING OUT OF
     (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCHACTIVITIES AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

6.   Section 6 has been intentionally deleted by the Parties.

7.   REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1 Seller's Representations and Warranties. Subject to the disclosures set forth in the Exhibits referred to in this Section 7, Seller represents and warrants (which representations and warranties shall not survive the Closing except as expressly provided in Section 14) as follows:

     (A) Status of Incorporation. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (B) Corporate Authority. Seller owns the Assets and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

     (C) Validity of Obligations. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

     (D) AFE's. With respect to the joint, unit or other operating agreements relating to the Assets, to Seller's knowledge, except as set forth in
          Exhibit 7.1(D), there are no material outstanding calls or payments under authorities for expenditures for payments relating to the Assets which exceed FiftyThousand Dollars ($50,000.00) (net to Seller's interest) and which are due or which Seller has committed to make which have not been made.

     (E) Contractual Restrictions. Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

     (F) Litigation. Except as set forth in Exhibit 7.1(F), there is no suit or action pending, arising out of, or with respect to the ownership, operation or environmental condition of the Assets that would have an adverse affect upon the Assets and for which Buyer has not been indemnified by Seller in accordance with Section 14.

     (G) Permits and Consents. To Seller's knowledge, with respect to the Assets Seller or Operator (i) has acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents and with applicable Environmental Laws.

     (H) Broker's Fees. Seller shall retain the obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefor.

     (I) Taxes. Except as set forth in Exhibit 7.1(I), (i) Seller has filed (with respect to the Assets) all material Tax returns that are due,
          (ii) all Taxes (with respect to the Assets) shown to be due on such returns have been paid, and (iii) there is no material dispute or claim concerning any Tax liability of the Seller (with respect to the Assets) claimed or raised by any Tax authority in writing. For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     (J) Seller shall use best efforts to obtain releases of all mortgage and financing instruments burdening the Assets during the period prior to April 30, 2003.

7.2  Scope of Representations of Seller.

     (A) Information About the Assets. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset. EXCEPT AS SET FORTH IN THIS ARTICLE 7 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER'S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR

          COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY ASSET; (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

     (B) Independent Investigation. Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Buyer's own estimate and appraisal of the extent and value of Seller's Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). Buyer has had access to all information necessary to perform its investigation and has not relied on any representations by Seller other than those expressly set forth in this Agreement.

     (C) Waiver of Deceptive Trade Practices Acts. BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

8.   REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1 Buyer's Representations and Warranties. Buyer represents and warrants (which representations and warranties shall survive the Closing) as follows:

     (A) Status of Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.

     (B) Corporate Authority. Buyer has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

     (C) Validity of Obligations. The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer's charter, by-laws or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

     (D) Qualification and Bonding. Buyer is in compliance with the bonding and liability insurance requirements in accordance with all applicable state or federal laws or regulations and that it is and henceforth will continue to be qualified to own any federal, Indian or state oil and gas leases that constitute part of the Assets.

     (E) Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.

     (F) Evaluation. Buyer represents that by reason of Buyer's knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely upon Buyer's knowledge and experience and not upon any representations or warranties by Seller.

     (G) Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.

     (H) Broker's Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

     (I) No Knowledge of Sellers' Breach. Buyer has no knowledge of any breach by Seller of any representation or warranty of Seller, or of any other fact, event, condition or circumstance that would excuse Buyer from the timely performance of its obligations hereunder.

9. CERTAIN AGREEMENTS OF SELLER. Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1 Maintenance of Assets. From the date of this Agreement until Closing, Seller agrees that, for those Wells which Seller operates, it shall:

     (A) Administer and operate the Wells in accordance with the applicable operating agreements.

     (B) Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

     (C) Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

     (D) Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires expenditures exceeding Fifty Thousand Dollars ($50,000.00) (net to Seller's interest) for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (D) shall not apply to any expenditures of Seller which will not be charged to Buyer.

     (E) Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Wells or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation.

     (F) Not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (i) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than Fifty Thousand Dollars ($50,000) or pursuant to any agreements existing on the date hereof); (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon sixty (60) days prior notice; or (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than Fifty Thousand ($50,000) or pursuant to any disclosed AFE's covering the Assets)

     (G)  To the extent known to Seller, provide Buyer with written notice of
          (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

     (H) Continue to market free of charge Buyer's gas produced from the Assets for the month of April 2003 in a manner not materially inconsistent with past practices provided that: 1) Buyer shall defend, hold harmless and indemnify Seller, its affiliated companies and its and their directors, officers, employees, agents and representatives from and against all cost and liability arising out of the marketing of said gas, save and except for Seller's obligation to pay Buyer the proceeds from such gas sales in a timely manner; and 2) Seller shall not be required to provide any collateral or security in marketing Buyer's gas.

     (I) Consult with Seller's designated representative prior to taking any regulatory action to the extent it is practical to do so under the circumstances.

9.2 Consents. Seller shall exercise reasonable commercial efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest title to the Assets in Buyer or as may be otherwise reasonably requested by Buyer. Seller will execute all necessary or appropriate transfer orders (or letters in lieu thereof) designating Buyer as the appropriate party for payment effective as of the Effective Time.

9.3  Preferential Rights.

     (A) Seller agrees that it will (i) use reasonable efforts, consistent with industry practices in transactions of this type, to identify all preferential rights to purchase ("Preferential Rights") applicable to the transaction contemplated hereby, and the names and addresses of such parties holding the same, and (ii) request, from the parties so identified (and in accordance with the documents creating such rights), execution of waivers of Preferential Rights.

     (B) If the holder of a Preferential Right exercises such right, Seller shall tender to such party the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Asset must be tendered), and to the extent that such Preferential Right is exercised and such interest in such Asset is actually sold to the party so exercising such right, such interest in the Asset will be deemed an Excluded Asset and shall be excluded from the transaction contemplated hereby and the Purchase Price will be adjusted downward by the amount actually paid to Seller by the party exercising the Preferential Right.

     (C) If, on the Closing Date, the holder of a Preferential Right has not indicated whether or not it will exercise such Preferential Right and the time period within which the holder of the Preferential Right must exercise its right has not lapsed, then the Parties shall proceed with Closing on those Assets affected by the Preferential Right and Buyer shall assume the responsibility for conveying the Assets to the holder of the Preferential Right should the holder timely exercise its Preferential Right. BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO BUYER'S FAILURE TO COMPLY WITH THE TERMS OF SUCH PREFERENTIAL RIGHTS.

9.4 Hart-Scott-Rodino. The parties agree that this Agreement and the subject transaction do not require filings or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations of the Federal Trade Commission thereunder.

9.5 Records and Contracts. Seller shall have the right to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of five
     (5) years after the Closing Date, shall make available to Seller (at the location of such Records and Contracts in Buyer's organization) access to such Records and Contracts as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records or Contracts by reason of clerical error or inadvertent loss or destruction of Records or Contracts. Seller, for a period of five
     (5) years after the Closing Date, shall make available to Buyer (at the location of such records in Seller's organization) access to records described in Section 1.1(F)(iii) (the "Excluded Records") as Seller may have in its possession (or to which it may have access) upon written request of Buyer, during normal business hours; provided, however, that Seller shall not be liable to Buyer for the loss of any Excluded Records by reason of clerical error or inadvertent loss or destruction of Excluded Records.

10. CERTAIN AGREEMENTS OF BUYER. Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

10.1 Plugging Obligation. Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all Wells.

10.2 Plugging Bond. Buyer shall post, prior to Closing, the necessary bonds or letters of credit as required by the state in which the Leases are located for the plugging of all Wells, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable state has accepted such bonds or letters of credit as sufficient assurance to cover the plugging of all Wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable regulatory agencies concerning change of operatorship of the Wells.

10.3 Seller's Logos. Commencing no later than thirty (30) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

10.4 Like-Kind Exchanges. Buyer shall cooperate fully, as and to the extent reasonably requested by Seller, in connection with the transactions contemplated herein to make such modifications as may be necessary to qualify such transactions, in whole or in part, as a "like-kind" exchange pursuant to Section 1031 of the Code.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer's election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1 No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

11.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material aspects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Seller's election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1 No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.2 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true in all material aspects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

13.  TERMINATION.

13.1 Causes of Termination. This Agreement and the transactions contemplated herein may be terminated:

     (A)  At any time by mutual consent of the Parties.

     (B) By either Party if the Closing shall not have occurred by April 30, 2003, despite the good faith reasonable efforts of the Parties, and if the Party desiring to terminate is not in breach of this Agreement.

     (C) By either Party in the event of a Casualty Loss pursuant to Section 15.1(B).

     (D)  By Buyer if, on the Closing Date, any of the conditions set forth in
          Article 11 hereof shall not have been satisfied or waived.

     (E)  By Seller if, on the Closing Date, any of the conditions set forth in
          Article 12 hereof shall not have been satisfied or waived.

13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Section 5.4, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder. Upon termination, Buyer agrees to use its best efforts to return to Seller or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations.

14.  INDEMNIFICATION.

14.1 INDEMNIFICATION BY SELLER. UPON CLOSING, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS PARENT AND SUBSIDIARY COMPANIES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (THE "BUYER GROUP") FROM AND AGAINST THE FOLLOWING:

     (A) MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS' FEES (INDIVIDUALLY A "LOSS" AND COLLECTIVELY, THE "LOSSES") ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

     (B) BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

     (C) OWNERSHIP AND OPERATION. THAT PORTION OF ALL LOSSES ATTRIBUTABLE TO PERIODS PRIOR TO CLOSING AND ARISING FROM SELLER'S OWNERSHIP AND OPERATION OF THE ASSETS ASSOCIATED WITH THE FOLLOWING MATTERS:

          (i)   DAMAGES TO PERSONS OR PROPERTY;

          (ii) THE VIOLATION BY SELLER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON SELLER;

          (iii) CLAIMS OF SELLER'S CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS IN THE WELLS AND OR ASSETS;

          (iv)  THE INCORRECT PAYMENT OF ROYALTIES UNDER THE LEASES.

     (D) THAT PORTION OF ALL LOSSES ATTRIBUTABLE TO PERIODS PRIOR TO THE EFFECTIVE TIME RESULTING FROM (i) LITIGATION, or (ii) OR TAXES.

     (E) Notwithstanding the above, the following limitations shall apply to Seller's indemnification obligations:

          (i) Seller shall not be obligated to indemnify Buyer Group for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period (as defined below) applicable to such Loss. Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability.

               (1)  The "Survival Period" applicable to Losses shall mean:

                    (i) With regard to a breach of representations and warranties relating to Taxes, for a period ending ninety (90) days following the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim.

                    (ii) With regard to breach of representations and warranties made in Sections 7.1(D)[AFEs] for a period ending on May 7, 2003.

                   (iii) With regard to breach of representations and
                         warranties made in Sections 7.1(F)[Litigation], 7.1(G)[Permits and Consents], 7.1(H)[Broker's Fees] and 7.1(E) [Contractual Restriction], a period ending eighteen months after Closing.

                    (iv) All other Representations and Warranties of Seller
                         shall not survive Closing.

               (2) With regard to a breach of covenants and matters covered by 14.1(D), an indefinite period following the Closing; and

               (3) With regard to the matters covered by Section 14.1(C)(i) through (iii) for a period of eighteen months after Closing.

               (4) With regard to the matters covered by Section 14.1(C)(iv) for a period not to exceed the earlier of four years after the Effective Time or the applicable statute of limitations.

          (ii) The indemnification obligations of Seller pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages to the extent such types of Losses pertain to periods after the Effective Time;

          (iii) Seller's aggregate liabilities and obligations under this
                Article 14 shall not exceed twenty percent (20%) of the Purchase Price;

          (iv) Seller shall have no liability or obligation for any Losses, unless and until the aggregate Losses for which Buyer is entitled to recover under this Agreement excluding losses covered by Section 14.1(D) [Litigation for which this subsection
                (iv) shall not apply] exceeds two percent (2%) of the Base Purchase Price (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the Buyer Group will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount;

          (v) Seller's indemnification obligations shall not cover any liabilities, duties and obligations relating to properly plugging and abandoning wells, removal of all pipelines, equipment, and platforms and related facilities now or hereafter located on the Assets, and cleaning up, restoring and Remediation of the Assets in accordance with the Environmental Laws and the relevant Leases, including but not limited to liabilities, duties and obligations (including but not limited to the payment of fines, penalties, monetary sanctions or other amounts payable for failure to comply with the requirements of applicable Environmental Laws) related to any violation of any Environmental Laws or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste from the Assets into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to Seller's activities or the activities of third parties;

          (vi) Buyer acknowledges and agrees that the indemnification provisions in this Article 14 and the termination rights in
                Article 13 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement.

14.2 INDEMNIFICATION BY BUYER. UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST THE FOLLOWING:

     (A) MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

     (B) BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;
                                                                              22

     (C) OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM THE ASSUMED LIABILITIES, AND THE OWNERSHIP OR OPERATION OF THE ASSETS BY BUYER FROM AND AFTER CLOSING.

     (D) THAT PORTION OF ALL LOSSES ATTRIBUTABLE TO PERIODS AFTER THE EFFECTIVE TIME RESULTING FROM LITIGATION.

14.3 PHYSICAL INSPECTION. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM BUYER'S INSPECTING AND OBSERVING THE ASSETS, INCLUDING
     (A) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER GROUP OR THIRD PARTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER GROUP FROM AND AGAINST LOSSES ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLER GROUP'S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

14.4 Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.  MISCELLANEOUS.

15.1 Casualty Loss.

     (A) An event of casualty means volcanic eruptions, acts of God, terrorist action, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a "Casualty"). A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

     (B) If, prior to Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets in excess of twenty-five percent (25%) of the Base Purchase Price ("Casualty Loss"), Buyer or Seller may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties, (i) Seller may retain such Asset and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.5 hereof, or (ii) at the Closing, Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss; provided, however, that the Base Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

     (C) For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the Allocations set out on Exhibit 2.3.

15.2 Confidentiality.

     (A) Prior to Closing and until all matters relating to the Final Settlement Date including all adjustments to the Base Purchase Price are finalized between the parties, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the "Confidential Information"). Buyer acknowledges that all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller.

     (B) In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

     (C) The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

15.3 Competition. Buyer acknowledges that Seller may presently own interests or have leads, prospects, information or ideas on properties or leaseholds adjacent to, adjoining or in the vicinity of the Assets. Seller shall not be prohibited in any way from competing with Buyer or pursuing any activity or business opportunity on property not being transferred to Buyer pursuant to this Agreement.

15.4 Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom intended at the following addresses:

     SELLER:

         El Paso Production Company
         Nine Greenway Plaza, Suite 2782
         Houston, Texas 77046
         Attn:    Joe Mills
                  Sr. V.P. Acquisitions
         Tel:     (832) - 676-6367
         Fax:     (832) - 676-1192

     BUYER:

         Chesapeake Energy Corporation
         6100 N. Western Ave.
         Oklahoma City, OK 73118
         Attn:    Douglas J. Jacobson
                  Sr. Vice President
         Tel:     (405) 879-9233
         Fax:     (405) 879-9546

       With copy to:     Chesapeake Energy Corporation
                         6100 N. Western Ave.
                         Oklahoma City, OK 73118
                         Attn:  Henry Hood
                         Tel:   (405) 879-4000
                         Fax:   (405) 879-9561

       or at such other address as any of the above shall specify by like notice to the other.

15.5 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

15.6 Personnel. Without Seller's prior written consent, for a period of eighteen (18) months from the Effective Time, Buyer will not directly or indirectly solicit for employment any person who is now employed by Seller or its affiliates involved in the exploration and production business in an executive, management, technical or professional position or otherwise considered by Seller to be a key employee. Attached hereto as Exhibit 15.6 is a listing of employees that Buyer may consider for employment. If Buyer chooses to extend offers to any of Seller's employees, those offers shall be at a base salary or hourly wages at least equal to their base salary or hourly wage level in effect on the Closing Date.

15.7 COMPLIANCE WITH EXPRESS NEGLIGENCE TEST. THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

15.8 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Texas and venue shall be in the civil district courts of Harris County, Texas.

15.9 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

15.10  Fees, Expenses, Taxes and Recording.

       (A) Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

       (B) Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

15.11 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a "like-kind" exchange for federal tax purposes. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

15.12 Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement dated February 12, 2003, between the Parties shall remain in full force and effect in accordance with its terms through and until the Closing.

15.13 Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

15.14 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

15.16 Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential or punitive damages with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof.

15.17 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by both parties. Any party hereto may, only by an instrument in writing, waive compliance by another party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.18 PARENT GUARENTEE. Chesapeake Energy Corporation, an Oklahoma corporation as of the date of this Agreement as of and after Closing guarantees without reservation of condition all of the obligations of Buyer under this Agreement.

                            -Signature Page Follows-

Executed as of the day and year first above written.

                                       SELLER:

                                       EL PASO PRODUCTION COMPANY

                                       By:   /s/ J.A. Mills
                                           ------------------------------------
                                             J. A. Mills
                                             Senior Vice President


                                       NORIC, L.P.

                                       By:   Palomino, L.L.C.
                                             as its general partner

                                       By:   NORIC, L.L.C.
                                             as its sole member

                                       By:   /s/ J.A. Mills
                                           ------------------------------------
                                             J. A. Mills
                                             Attorney-in-Fact


                                       BUYER:

                                       CHESAPEAKE EP CORPORATION

                                       By:   /s/ Douglas J. Jacobson
                                           ------------------------------------
                                             Douglas J. Jacobson
                                             Vice President


                                       GUARANTOR:

                                       CHESAPEAKE ENERGY CORPORATION

                                       By:    /s/ Douglas J. Jacobson
                                           ------------------------------------
                                              Douglas J. Jacobson
                                              Sr. Vice President